FXCM Launches New Pricing Model Offering Raw Forex Spreads

On Average Reduces Trading Cost by 50% on Top 14 Currency Pairs

Implements Tighter Spreads and Commission Pricing to be more Competitive and Transparent

New York – September 22, 2014- FXCM Inc. (NYSE:FXCM), a leading online provider of foreign exchange trading and related services worldwide, today announced that its US subsidiary Forex Capital Markets LLC ("FXCM US") has introduced a new retail FX pricing model. FXCM US platforms will now display raw spreads and mark-ups previously included in the spread will be separately displayed as a commission*. As part of this introduction, FXCM also reduced client trading costs.

“We are excited to offer raw spreads with no mark-ups on all currency pairs as it will provide clients with a superior and transparent Forex trading experience,” said Drew Niv, CEO of FXCM Inc. “As part of FXCM’s commitment to its clients, we are taking pricing and broker service transparency to a new level and bringing greater opportunities to clients.”

The FXCM platforms will now display raw spreads from one of our 15 different liquidity providers streaming prices into the FXCM no dealing desk execution system. “On average we reduced trading cost on the top 14 currency pairs by 50%,” added Mr. Niv.

FXCM’s new pricing model allows traders to easily scalp the market, while providing increased execution benefits to stop and limit orders. Furthermore, FXCM clients will continue to benefit from no re-quotes**, fast, efficient and transparent execution, with no restrictions, along with a comprehensive suite of educational services through DailyFX.com

COST-REDUCTION¹ HIGHLIGHTS: MAJOR CURRENCY PAIRS
	Old Spreads	New Raw Spreads	Commission/10K Order	Total Reduction with New Model
EUR/USD	2.5	0.2	$0.40	60%
USD/JPY	2.3	0.3	$0.40	50%
GBP/USD	2.3	0.4	$0.40	39%
1 Listed spreads and commissions will not apply to some customer accounts due to their relationship with certain intermediaries

The US is the fifth region to begin migrating new and existing clients to this transparent pricing model. The US entity has also raised the open account minimum from $50 to $2,000. Other select targeted jurisdictions began offering a similar commission structure and raised their account minimums as well.

“These super tight raw FX spreads will be ideal for scalping and can help improve trading execution across the board. We believe that this pricing model reflects FXCM’s core business principals, offering direct access to quotes from multiple liquidity providers with no mark-up and transparent low commissions that we believe will be very popular with customers,” added Niv.

For more information and to see the new pricing model, visit Forex-Pricing or contact an FXCM specialist at info@fxcm.com or call 1 212 897 7660.

*In some instances, accounts for clients of certain intermediaries are subject to a markup.

**FXCM maintains a no re-quote policy. Circumstances exist based on order size, trading pattern, and market conditions where individuals may not receive execution at the requested rate. Orders are executed at the next available rate within the trader's parameters, subject to market conditions. The difference between the requested rate and final execution price may be more or less advantageous based on the market activity and available liquidity.

Disclosure Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect FXCM Inc.'s current views with respect to, among other things, its operations and financial performance for the future. You can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. FXCM Inc. believes these factors include but are not limited to evolving legal and regulatory requirements of the FX industry, the limited operating history of the FX industry, risks related to the protection of its proprietary technology, risks related to its dependence on FX market makers, market conditions and those other risks described under "Risk Factors" in FXCM Inc.'s Annual Report on Form 10-K and other SEC filings, which are accessible on the SEC website at sec.gov.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this presentation and in our SEC filings. FXCM Inc. undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About FXCM Inc.

FXCM Inc. (NYSE:FXCM) is a leading online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer raw spreads on all currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

FXCM Inc.
Jaclyn Klein, 646-432-2463
Vice-President, Corporate Communications
jklein@fxcm.com or investorrelations@fxcm.com